Exhibit 99

                 Bush Industries Updates Third Quarter Guidance

JAMESTOWN, N.Y., Oct. 13 /PRNewswire-FirstCall/ -- Bush Industries, Inc. (NYSE: BSH), a diversified global furniture manufacturer and supplier of surface technologies, announced today that it expects reporting third quarter 2003 sales at the low end of its previous guidance of $78 million to $82 million, in part due to lower than expected sales at its Bush Technologies division resulting from lower cell phone sales.

Preliminarily for the third quarter 2003, the Company expects to report a fully diluted EPS loss in the range of $0.25 to $0.28. This guidance is inclusive of an expected charge of approximately $0.05 per share for the Company's cost reduction initiative, which was previously announced. The guidance includes expected losses per share of $0.08 to $0.09 [including $0.01 for cost reduction initiative] at Bush Technologies, $0.07 to $0.08 [including $0.025 for cost reduction initiative] at Bush Furniture Europe and $0.10 to $0.11 [including $0.015 for cost reduction initiative] at Bush Furniture North America. Results at Bush Technologies were impacted by sales that were lower than expected, while Bush Furniture Europe results were in line with expectations. Expected results at Bush Furniture North America include costs associated with multiple new product rollouts of $0.03 to $0.04 per share to support the Company's planned strategic initiatives and costs related to the Company's refinancing efforts of $0.04 to $0.05 per share.

"We are taking aggressive actions toward further controlling our costs.
We are undergoing an immediate downsizing effort at Bush Technologies to bring expenses in line with current market conditions, with a goal of generating positive cash flow in this business. Furthermore, we are intensifying our efforts to identify and implement cost reductions on a company-wide basis to position Bush for the future," stated Paul Bush, chairman and chief executive officer.

"We are encouraged by the activities of our largest business segment, our North America Furniture division. We are gaining momentum through our new initiatives that are starting to bear fruit:


* Under our Eric Morgan casegoods initiative, we are making inroads in the home furnishings channel. We have developed and are introducing several new product lines in bedroom, home entertainment and home office.

* We recently placed new commercial office lines in both the office superstore and commercial office dealer channels.

* We launched new lines of product for distribution in the electronic and office superstores.

* Our development of import items and lines to compliment our domestic laminate offerings will allow us to provide a full product assortment and be a total supplier to our retail partners.

* In the third quarter, we shipped new products to our electronic original equipment manufacturer partners.


Based on our momentum and new initiatives, we expect the current improved sales trends to continue into the fourth quarter, and more significantly, into next year," concluded Mr. Bush.

The Company plans to announce complete third quarter financial results and provide an update on its banking arrangement by mid-November.


Bush Industries, Inc. is a leading global manufacturer of ready-to-assemble furniture, casegoods furniture, and a supplier of surface technologies. The Company operates its business in three segments: Bush Furniture North America, which concentrates on furniture for the commercial office, home office, home entertainment, bedroom and other home furnishings distributed by leading retailers; Bush Furniture Europe, which sells commercial, home office and other furnishings in the European market; and Bush Technologies, which is focused on the cell phone accessories after-market, as well as the utilization of surface technologies in diverse applications such as automotive interiors, cosmetics, sporting goods and consumer electronics. Bush operates several manufacturing and warehouse facilities throughout North America and Europe.


Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Forward-looking statements include statements regarding the intent, belief, projected or current expectations of the Company or its Officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology), with respect to various matters. The Company cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause or contribute to such differences include, but are not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.



SOURCE Bush Industries, Inc.
-0- 10/13/2003
/CONTACT: Jeffrey O'Keefe of The Global Consulting Group,
+1-646-284-9423, for Bush Industries, Inc.; or Donald Hauck, Sr. Vice President of Bush Industries, Inc., +1-716-665-2510, Ext. 3509 /
/Web site: http://www.bushindustries.com /
(BSH)